EXHIBIT 8.9(e)

Amendment No. 4 to

Third-Party Insurance Administrative Services Agreement

This Amendment No. 4 (this “Amendment”), effective as of September 7, 2004 except as noted in Section 5 below (the “Effective Date”), modifies certain terms of the Insurance Administrative Services Agreement dated September 7, 2004 as amended (the “Agreement”), by and between Kemper Investors Life Insurance Company (“Client”) and Liberty Insurance Services Corporation (“Liberty”), which later changed its name to IBM Business Transformation Outsourcing Insurance Services Corporation, a.k.a. IBM Insurance Outsourcing Services (“IIOS”), a South Carolina corporation with its principal place of business at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615.

Except as specifically modified in this Amendment, all terms of the Agreement (as amended) shall remain in full force and effect. Any capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Agreement. This Amendment may be executed in counterparts.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1. The Term of this Amendment shall be coterminous with the Agreement, as may be extended or amended by its terms.

2. The following item is hereby added to Exhibit 6.1 of the Agreement, “Fees,” Section 3 “Pass-Through Costs”:

“-- Any charges for SunGard services performed in connection with any Additional Services or required System fixes.”

3. Change in Definition of CPI

Article 1.14 is hereby amended as follows (additions shown in bold, deletions in strike-through):

“Consumer Price Index means Employment Cost Index for total compensation, for private industry workers, by industry and occupational group for finance, and insurance as published by the United States Bureau of Labor Statistics of the Department of Labor.”

4. Change to Date of Bill Presentment

Article 6.5 is hereby amended such that the third sentence is amended as follows (additions shown in bold, deletions in strikethrough):

“Customer shall be billed in advance no later than the tenth (10th) business day of each month for the Services to be performed in that month, based upon the Service Fees and Minimum Fees set forth in Exhibit 6.1, and any Additional Services provided in the prior month.”

Kemper Amendment No. 4	Page 1 of 2

5. Notices. Effective January 2005, Article 15.7 of the Agreement is hereby amended so that all notices to Liberty shall be to IIOS as follows:

Mail:

Philip Ratcliff

VP & Treasurer

IBM Business Transformation Outsourcing Insurance Services Corporation

2000 Wade Hampton Blvd.

Greenville, SC 29615

e-mail: philratcliff@us.ibm.com

Tel: 864-609-3232

With a copy to:

IBM Global Services

Assistant General Counsel

Route 100

Somers, NY 10589

By the signatures of their authorized representatives, the Parties agree to the terms of this Amendment as of the Effective Date, regardless of when signed:

KEMPER INVESTORS LIFE INSURANCE COMPANY	IBM BUSINESS TRANSFORMATION OUTSOURCING INSURANCE SERVICES CORPORATION

/s/ Diane C. Davis	/s/ Philip C. Ratcliff
Signature	Signature

Diane C. Davis	Philip C. Ratcliff
Print Name	Print Name

President & COO	Vice President & Treasurer
Title	Title

2/21/07	2/22/07
Date	Date

Kemper Amendment No. 4	Page 2 of 2